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| FORM 5 |                        U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20551

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16,
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b)       Section 30(l) of the Investment Company Act of 1942

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
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1.  Name and Address of Reporting Person

         Zande                       Arthur                           L
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        (Last)                      (First)                        (Middle)
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        c/o Lakeland Bancorp, Inc.                        250 Oak Ridge Road
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                                   (Street)
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        Oak Ridge                      NJ                             07438
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  Lakeland Bancorp, Inc. -- LBAI
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)
                 ###-##-####
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4.  Statement for Month/Year                     December-2000
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5.  If Amendment, Date of Original (Month/Year)        December-1999
                                                --------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [X] Director    [X] Officer             [_] 10% Owner    [X] Other
                        (give title below)                       (specify below)

                  0.18%
                  President of Lakeland Bank
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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4, and 5)         Beneficially        Form:        direct
                                (MM/      (Instr. 8)                                    Owned at            Direct       Bene-
                                DD/YY)                                                  End of              (D) or       ficial
  Lakeland Bancorp, Inc.                                                                Issuer's            Indirect     Owner-
                                                                   (A) or               Fiscal Year         (I)          ship
                                                            Amount   (D)    Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
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Common                       02/15/00      DRP                 120    A  $ 12.5000                               D           *1
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                             05/15/00      DRP                 136    A  $ 11.1190                               D           *1
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                             08/15/00      DRP                 130    A  $ 11.7140                               D           *1
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                             11/15/00      S/D               1,021    A  $ 10.5360                               D           *1
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                             11/15/00      DRP                 150    A  $ 10.9258             21,599            D           *1
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                             02/15/00      DRP                  12    A  $ 12.5000                               I           *2
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                             05/15/00      DRP                  15    A  $ 11.1190                               I           *2
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                             08/15/00      DRP                  13    A  $ 11.7140                               I           *2
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                             11/15/00      S/D                  78    A  $ 10.5360                               I           *2
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                             11/15/00      DRP                  44    A  $ 10.9258                2,242          I           *2
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

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Stock Option Right to
Purchase                           $   9.380                A                      A                     5,000         --
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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   Number of                                of Year               rect (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

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 *           2/18/10       Common     5,000                   --                 5,000                 D                --
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*Stock Option was pursuant to company's 2000 Equity Compensation Plan. First option 2/9/0125% beginning one year from 2/9/00.

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Explanation of Responses:

*1 Solely owned b Arthur Zande
*2 Solely owned by Nancy Zande, wife of Arthur Zande

---------------------------------
             CODES
---------------------------------
DRP  Dividend Reinvestment Plan
---------------------------------
S/D  Stock Dividend
---------------------------------
S/O  Stock Option
---------------------------------
T    Transfer
---------------------------------
VP   Voluntary Purchase
---------------------------------
P    Purchase
---------------------------------
PM   Purchase Market
---------------------------------

        /s/ [ILLEGIBLE]^^                     1/31/01
       --------------------------------  -----------------
       **Signature of Reporting Person        Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 7811(a)

Note: File three copies of this Form, one of which must be manually signed If space provided is insufficient, see Instruction 6 for procedure